UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2016

GREAT BASIN SCIENTIFIC, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36662	83-0361454
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 E. South Temple, Suite 520, Salt Lake City, UT

(Address of principal executive offices)

84111

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On December 31, 2016 the Company adjusted the Series D Warrants pursuant to the terms of the Series D Warrants such that they are exercisable into 2,361,468 shares of common stock   representing 16.6% of the sum of the number of shares of common stock actually outstanding on December 31, 2016, plus the number of shares of common stock deemed to be outstanding pursuant to all outstanding options or convertible securities of the Company.  In addition, the Company adjusted the 2015 Subordination Warrants pursuant to the terms of the 2015 Subordination Warrants such that they are exercisable into 71,129 shares of common stock representing 0.5% of the sum of the number of shares of common stock actually outstanding on December 31, 2016, plus the number of shares of common stock deemed to be outstanding pursuant to all outstanding options or convertible securities of the Company.

On January 3 through January 5, 2017, certain holders of the 2016 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the installment date of January 30, 2017.  In connection with the pre-installments, the Company issued 556,627 shares of common stock upon the conversion of $1,410,267 principal amount of 2016 Notes at a conversion price of $2.53 per share (adjusted for the recent reverse stock split effective December 28, 2016).

As of January 6, 2017 a total principal amount of $1.4 million of the 2016 Notes has been converted into shares of common stock.  The amount equal to the number of shares issued during the pre-installment period multiplied by the conversion price in effect at the installment date of January 30, 2017 is not subject to deferral to future periods.  Approximately $73.6 million in note principal remains to be converted. A total of $8.6 million of the proceeds from the 2016 Notes has been released to the Company including $6.0 million at closing and $2.6 million in early release from the restricted cash accounts. $59.4 million remains in the restricted accounts to be released to the Company at future dates pursuant to terms of the 2016 Notes.

As of January 6, 2017 there are 1,302,904 shares of common stock issued and outstanding (adjusted for the recent reverse stock split effective December 28, 2016).

Item 3.03 Material Modifications to Rights of Security Holders

In connection with the conversions of the 2016 Notes in Item 3.02 hereof (the “Conversions”), the exercise prices of certain of our issued and outstanding securities were automatically adjusted to take into account the conversion price of the 2016 Notes.  The exercise prices of the following securities were adjusted as follows.

Class A and Class B Warrants

As of January 6, 2017, the Company had outstanding Class A Warrants to purchase 48 shares of common stock and Class B Warrants to purchase 29 shares of common stock of the Company. The Class A and Class B Warrants include a provision which provides that the exercise price of the Class A and Class B Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Class A and Class B Warrants.  Therefore, as of January 6, 2017, the exercise price for the Class A and Class B Warrants was adjusted from $6.00 to $2.53 per share of common stock (adjusted for the recent reverse stock split effective December 28, 2016).

Common Stock Warrants

As of January 6, 2017, the Company had outstanding certain common stock warrants to purchase 2 shares of common stock of the Company.  As a result of the Conversions, as of January 6, 2017, the exercise price for certain Common Warrants was adjusted from $6.00 to $2.53 per share of common stock (adjusted for the recent reverse stock split effective December 28, 2016).

Series D and 2015 Subordination Warrants

As of January 6, 2017, the Company has outstanding Series D Warrants to purchase 2,361,468 shares of common stock and 2015 Subordination Warrants to purchase 71,129 shares of common stock of the Company. The Series D and 2015 Subordination Warrants include a provision which provides that the exercise prices of the Series D and 2015 Subordination Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Series D and 2015 Subordination Warrants.  Therefore, as of January 6, 2017, the exercise price for the Series D and 2015 Subordination Warrants was adjusted from $6.00 to $2.53 per share of common stock (adjusted for the recent reverse stock split effective December 28, 2016).

Series G Warrants

As of January 6, 2016, the Company had outstanding Series G Warrants to purchase 159 shares of common stock of the Company. The Series G Warrants include a provision which provides that the exercise price of the Series G Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Series G Warrants.  Therefore, as of January 6, 2017, the exercise price for the Series G Warrants was adjusted from $6.00 to $2.53 per share of common stock (adjusted for the recent reverse stock split effective December 28, 2016).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: January 6, 2017	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer